Exhibit 10.30

***Text Omitted and Filed Separately with the Securities and Exchange Commission

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

SECOND AMENDMENT TO

EX-US COMMERCIALIZATION AGREEMENT

This Second Amendment to Ex-US Commercialization Agreement (“Second Amendment”), effective as of October 10, 2017 (“Second Amendment Effective Date”), is by and between F. Hoffmann-La Roche Ltd, with an office and place of business at Grenzacherstrasse 124, 4070, Basel, Switzerland (“Roche”) and Foundation Medicine, Inc., with an office and place of business at 150 Second Street, Cambridge, MA 02141, U.S.A. (“FMI”) (each a “Party,” and collectively, the “Parties”), and amends that certain Ex-US Commercialization Agreement, by and between the Parties, effective as of April 7, 2015, as amended by the First Amendment to Ex-US Commercialization Agreement, effective as of May 9, 2016 (collectively, the “Agreement”).  Capitalized terms used in this Second Amendment and not otherwise defined herein are used with the meanings ascribed to them in the Agreement.

For clarity, the Parties are modifying the Agreement as set forth in this Second Amendment to reflect the addition of FACT (as defined below) as a Product under the Agreement; however, this approach is not intended by the Parties to be precedential with regard to the addition of any future products as Products.

The Agreement is hereby amended as follows:

1.	Section 1.38. Section 1.38 (Product) of the Agreement is deleted and replaced in its entirety with the following:

“1.38 Product

The term “Product” shall mean (i) the FoundationOne® clinical diagnostic testing commercial product (the “FoundationOne Product”) and the FoundationOne® Heme clinical diagnostic testing commercial product (collectively, “Initial Products”), (ii) the FoundationACT® clinical diagnostic testing commercial product (“FACT”, and together with the Initial Products, the “First Year Products”), (iii) any clinical diagnostic testing commercial products developed under the Immunotherapy Testing Platform Development Program (as defined in the Collaboration Agreement), the ctDNA Platform Development Program (as defined in the Collaboration Agreement), or the CDx Development Program (as defined in the Collaboration Agreement) (clause (iii) collectively, “Collaboration Products”) subject to the terms of Section 8.3.5, and (iv) any other products that the Parties mutually agree to include under this Agreement.  The Term “Product” shall include associated Service Activities provided in connection with Sales, […***…].  For clarity, (a) in vitro diagnostic kit products, (b) companion diagnostic assay products developed by FMI for Third Parties, and (c) any standalone data or molecular information products (i.e. other than clinical diagnostic testing commercial products), are excluded from the definition of a Product.”

2.	Section 7.5.1.2. Section 7.5.1.2 (Minimum Revenue Requirement) of the Agreement is deleted and replaced in its entirety with the following:

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7.5.1.2  Minimum Revenue Requirement

Commencing in […***…], in connection with the review of the Tactical Plan, […***…] (the “Minimum Revenue Requirements”).  If the specifications for a First Year Product are modified pursuant to Section 2.3, the JOC may establish new Minimum Revenue Requirements for such First Year Product for the year in which such modification occurs.  Roche will […***…].  If Roche fails to meet the Minimum Revenue Requirements for a First Year Product in any country in the Territory for […***…], then FMI will have the right, in its sole discretion, to either (i) remove such country from the Territory (and upon such election such country shall be deemed to be included in the FMI Territory) or (ii) convert the license for such country to non-exclusive.”

3.	Section 7.5.2.4. (NGS Sequencing and Supply of Products and Service Activities) of the Agreement is deleted and replaced in its entirety with the following:

“7.5.2.4NGS Sequencing and Supply of Products and Service Activities

FMI shall use Commercially Reasonable Efforts to provide Roche with the Service Activities (including NGS sequencing) necessary for Roche to implement the Tactical Plan and to meet the commercial need for Products sold by Roche in the Territory. Such Service Activities will meet the Quality Standards and the Average Delivery Time Metric.  In the event of a shortfall/limited capacity of Products or Service Activities needed by both FMI and Roche, such available capacity shall be distributed […***…] with respect to the then-current volume used by each Party.

For each Product, FMI will provide the JOC with the average time between receipt by FMI of a processable sample meeting minimum tissue or other specimen requirements as set forth in FMI’s standard operating procedures (such sample, a “Qualified Sample”) and delivery by FMI of the results of testing for such Product (the “Average Delivery Time Metric”).  Such Average Delivery Time Metric will initially be […***…] days for FoundationOne® and […***…] days for FoundationOne® Heme and FoundationACT®, in each case, solely to the extent Service Activities for such Product are conducted by FMI at FMI’s laboratory and facilities in the US. After the Business Planning Period and periodically thereafter, the Average Delivery Time Metric may be revised by mutual written agreement of the Parties for differences in logistical, regulatory and other relevant factors.  For a given Product, if FMI fails to achieve the Average Delivery Time Metric for at least […***…] of the Qualified Samples received from Roche in the Territory in […***…] Calendar Quarter (a “Quarterly Average Delivery Time Failure”) and such failure exists […***…], then prior to the end of such […***…], the JOC shall prepare a plan for improving such performance, which plan will be implemented in the […***…].  The JOC will monitor the implementation and effectiveness of such plan with a goal of achieving and maintaining compliance on a consistent basis for such Average Delivery Time Metric. If, following the implementation of a plan by the JOC to improve such performance, FMI is unable to improve performance, and there is a Quarterly Average Delivery Time Failure for an additional […***…] (a “Material Average Delivery Time Failure”), then this shall be considered a material breach of this Agreement by FMI.

To the extent feasible and permitted by Applicable Law and regulatory guidelines of applicable Regulatory Authorities, the initial sequencing will be conducted by FMI at FMI’s laboratory and facilities in the US.

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FMI shall use Commercially Reasonable Efforts to conduct or have conducted genomic sequencing locally (i) for its FoundationOne Product in at least one laboratory located in Europe by […***…] and in at least one laboratory located in Asia by […***…] and (ii) for its other First Year Products in at least one laboratory located in Europe and one laboratory located in Asia, in each case within a time period to be mutually agreed to by the Parties.  FMI shall provide Roche with a written plan for the set-up of such […***…] laboratories, and shall consider Roche’s reasonable comments thereto.  FMI shall update Roche on the progress of the establishment of […***…] testing.  Such […***…] activities shall be provided in at least the same quality and standards as the […***…] testing in effect as of the Effective Date. To the extent that local Third Party costs are passed through to Roche, such costs shall be negotiated in good faith and at arms’ length with no benefits being given to FMI to the advantage or FMI, its Affiliates, sublicensees or customers that cause a disadvantage or do not similarly benefit the Roche Group and its customers.

FMI will be solely responsible, […***…], for the establishment of such laboratories and all Regulatory Approvals necessary for the establishment and operation of such laboratory(ies). Without limiting the foregoing, the Parties expressly acknowledge that FMI may choose to work with […***…].

Unless otherwise expressly agreed by the Parties, data and final analysis, including medical curation and report generation will be conducted by FMI.  Final reports will be provided from FMI in English or in the local language, to the extent requested by Roche and agreed to by FMI.  If FMI is unable to provide local sequencing on the timeline set forth in this Section 7.5.2.4, or if FMI is unable to provide the NGS sequencing necessary to meet Roche’s commercial requirements for a period of […***…], then the JOC shall meet to determine a plan for improving such performance and the JOC will monitor the implementation and effectiveness of such plan, and FMI will provide reasonable support, with a goal of ensuring ongoing access to sufficient local sequencing, which may include Roche (itself or with or through a Third Party acceptable to FMI) performing such local sequencing in a manner approved by FMI that meets FMI’s requirements for performing subsequent Service Activities.”

4.	Section 8.3.1. (Royalty Term) of the Agreement is deleted and replaced in its entirety with the following:

“8.3.1 Royalty Term

Royalties shall be payable by Roche on […***…] of First Year Products on an aggregated basis for all First Year Products commencing on the first commercial sale of a First Year Product and continuing for so long as Roche is selling any First Year Product (“Royalty Term”).”

5.	Section 8.3.2. Section 8.3.1 (Royalty Rates) of the Agreement is deleted and replaced in its entirety with the following:

“Section 8.3.2 Royalty Rates

The following royalty rates shall apply to the respective tiers of aggregate […***…] of First Year Products in the Territory, on an incremental basis, as follows:

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[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

For example, if […***…] of a First Year Product in the Territory, for the first […***…] in a given […***…], is […***…]

[…***…].

If then in the second […***…] of such […***…], the […***…]of a First Year Product in the Territory is also […***…] for such […***…] thus far, […***…]

[…***…].

For the purpose of calculating royalties of a Product, […***…] and the royalty rates shall be subject to the following adjustments, as applicable.”

8.	Section 9.5. (Reporting) of the Agreement is deleted and replaced in its entirety with the following:

“9.5Reporting

With each payment Roche shall provide FMI in writing for the relevant […***…] on an aggregated basis for all First Year Products, and thereafter on a Product-by-Product basis, the following information:

[…***…].”

9.	Section 13.1.4. Section 13.1.4 (Ownership of Trademarks) of the Agreement is deleted and replaced in its entirety with the following:

“13.1.4Ownership of Trademarks

FMI warrants and represents that it is the exclusive owner of all right, title and interest in, or is the exclusive licensee of the trademarks for the First Year Products in the Territory.”

10.

General.  Except as specifically amended hereby, the Agreement shall remain unmodified and the Agreement as amended hereby is confirmed as being in full force and effect. This Second Amendment shall be governed by and construed in accordance with the laws of New York, US, without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention).

IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to be executed as of the Second Amendment Effective Date.

***Confidential Treatment Requested***

FOUNDATION MEDICINE, INC.	F. HOFFMANN-LA ROCHE LTD

Signed:  /s/ Steven J. KafkaSigned:  /s/ Stefan Arnold

Name:  Steven J. Kafka, Ph.D.Name:  Stefan Arnold

Title:  President and Chief Operating OfficerTitle:  Head Legal Pharma

F. HOFFMANN-LA ROCHE LTD

Signed: /s/ Joerg Kazenwadel

Name: Dr. Joerg Kazenwadel

Title:  Head of R&D Out Partnering

***Confidential Treatment Requested***